Exhibit 99.1

First National Corporation Reports Third Quarter 2023 Financial Results

STRASBURG, Va., October 26, 2023 --- First National Corporation (the “Company” or “First National”) (NASDAQ: FXNC), the bank holding company of First Bank (the “Bank”), reported unaudited consolidated net income of $3.1 million and diluted earnings per common share of $0.50 for the three-months ending September 30, 2023. This compared to net income of $3.5 million and diluted earnings per common share of $0.56 for the three-month period ending June 30, 2023, and net income of $4.5 million and diluted earnings per common share of $0.71 for the third quarter of 2022.

THIRD QUARTER HIGHLIGHTS

Key highlights of the third quarter ended September 30, 2023, are as follows. Comparisons are to the linked quarterly period ended June 30, 2023, unless otherwise stated:

●	Net interest margin stabilized at 3.35%
●	Noninterest-bearing demand deposits comprised 33% of total deposits
●	Deposits were stable at $1.2 billion
●	Loans increased $22.3 million, or 10% annualized
●	Efficiency ratio of 70.67%
●	Return on average equity of 10.96%
●	Return on average assets of 0.91%
●	Nonperforming assets increased to 0.23% of total assets
●	Tangible book value per common share totaled $17.38, up $2.07 from one year ago

“We are pleased with the Company’s performance during the third quarter considering we operated in a challenging interest rate environment,” said Scott C. Harvard, president, and chief executive officer of First National. “The interest margin stabilized during the period as higher earning asset yields offset the higher cost of funds. The Bank’s deposit portfolio, which is comprised of a high percentage of noninterest-bearing deposits, also mitigated pressure on deposit costs during the period. Although nonaccrual loans increased during the quarter, we believe that asset quality remains excellent, with nonperforming assets remaining at historically low levels. Loan growth continued at an annualized pace of 10% during the third quarter, bolstered by the addition of new bankers. We will continue to remain vigilant around credit quality, as well as loan and deposit pricing, as we navigate the impact of Federal Reserve actions on the economy.

NET INTEREST INCOME

Net interest income decreased by $62 thousand, or 1%, to $10.7 million for the third quarter of 2023, compared to the linked second quarter of 2023. Total interest income increased by $345 thousand and was offset by an increase in total interest expense of $407 thousand.

The $345 thousand increase in interest income was attributable to a $754 thousand, or 6%, increase in interest income and fees on loans, which was partially offset by a $421 thousand, or 55%, decrease in interest income on deposits in banks. The increase in interest income on loans was attributable to a 14-basis point increase in the yield on loans and a 2% increase in average loan balances compared to the linked quarter. The decrease in interest income on deposits in banks was attributable to a $31.9 million, or 56%, decrease in average balances of interest-bearing deposits in banks compared to the linked quarter.

The $407 thousand increase in interest expense was attributable to a $408 thousand, or 12%, increase in interest expense on deposits. The higher interest expense on deposits was attributable to a 20-basis point increase in the cost of interest-bearing deposits to 1.82%, and was partially offset by an $8.3 million, or 1%, decrease in the average balance of interest-bearing deposits. The increase in the cost of deposits was primarily a result of changes in the composition of the deposit portfolio. During the third quarter, savings and interest-bearing demand deposits decreased, while time deposits increased.

The net interest margin stabilized at 3.35% as the cost of funds increased 14-basis points, which was almost entirely offset by a 12-basis point increase in the yield on earning assets. Although the interest rate environment continued to be challenging during the period, the net interest margin stabilized as the rising cost of deposits slowed to a pace that was aligned with rising earning asset yields.

Net accretion of discounts on loans acquired through business combinations was included in interest income and fees on loans and totaled $61 thousand in the third quarter of 2023, compared to $194 thousand in the second quarter of 2023.

NONINTEREST INCOME

Noninterest income totaled $3.1 million for the third quarter of 2023, which was a $169 thousand, or 6%, increase compared to the second quarter of 2023. Service charges on deposits, ATM and check card fees, wealth management fees, and income from bank-owned life insurance increased over the linked quarter and were partially offset by a decrease in fees for other customer services.

NONINTEREST EXPENSE

Noninterest expense increased $626 thousand, or 7%, in the third quarter of 2023, compared to the linked quarter. The increase was primarily attributable to a $316 thousand, or 6%, increase in salaries and employee benefits, a $106 thousand increase in other operating expenses, and a $234 thousand increase in other real estate owned (income) expense. While other real estate owned expense totaled only $15 thousand for the third quarter, the Bank recorded a gain on the sale of other real estate owned during the prior period, which resulted in $219 thousand of other real estate income for the prior period ending June 30, 2023.  The increase in salaries and employee benefits was attributable to an increase in the number of employees and higher variable compensation during the third quarter.

ASSET QUALITY

Overview

Nonperforming assets (“NPAs”) as a percentage of total assets increased to 0.23% on September 30, 2023, compared to 0.05% on June 30, 2023, and 0.15% one year ago on September 30, 2022. Loans past due greater than 30 days and still accruing interest as a percentage of total loans also increased to 0.19% at September 30, 2023, compared to 0.13% at June 30, 2023, and 0.27% at September 30, 2022. Net charge-offs totaled $83 thousand in the third quarter of 2023, compared to net recoveries of $96 thousand in the second quarter of 2023, and net charge offs of $111 thousand in the third quarter of 2022. The allowance for credit losses on loans totaled $8.9 million, or 0.93% of total loans at September 30, 2023, compared to $8.9 million, or 0.95% of total loans at June 30, 2023, and $6.3 million, or 0.69% of total loans at September 30, 2022.

Nonperforming Assets

NPAs increased to $3.1 million at September 30, 2023, compared to $722 thousand at June 30, 2023, and $2.1 million at September 30, 2022, which represented 0.23%, 0.05%, and 0.15% of total assets, respectively. The increase in NPAs during the third quarter of 2023 was related to two individually evaluated loan relationships. The following table provides a detailed summary of NPA balances at the periods ended (dollars in thousands):

	September 30, 2023	June 30, 2023	September 30, 2022
Nonaccrual loans	$3,116	$677	$566
Other real estate owned, net	-	45	1,578
Total nonperforming assets	$3,116	$722	$2,144

Past Due Loans

Loan past due greater than 30 days and still accruing interest increased to $1.8 million, or 0.19% of total loans at September 30, 2023, compared to $1.2 million, or 0.13% of total loans at June 30, 2023, and $2.4 million, or 0.27%, of total loans at September 30, 2022. Of the total past due loans still accruing interest, $370 thousand was past due 90 days or more at September 30, 2023, compared to $226 thousand at June 30, 2023, and $306 thousand at September 30, 2022.

Net Charge-offs (Recoveries)

Net charge-offs totaled $83 thousand for the third quarter of 2023, compared to net recoveries of $96 thousand for the second quarter of 2023, and net charge-offs of $111 thousand for the third quarter of 2022.

Provision for Credit Losses

The Bank recorded a $100 thousand provision for credit losses in the third quarter of 2023, which was comprised of a $121 thousand provision for credit losses on loans, an $8 thousand recovery of credit losses on unfunded commitments, and an $13 thousand recovery of credit losses on held-to-maturity securities. This compared to a provision for credit losses of $100 thousand for the linked second quarter of 2023, and a provision for loan losses of $200 thousand for the third quarter of 2022.

Allowance for Credit Losses on Loans

At September 30, 2023, the allowance for credit losses on loans totaled $8.9 million, which was unchanged from the allowance on June 30, 2023, and an increase of $2.6 million over the allowance totaling $6.3 million on September 30, 2022. The allowance was unchanged compared to the linked quarter as an increase in the specific reserve component was offset by a decrease in the general reserve component. The specific reserve increased from two new individually evaluated loan relationships, while the general reserve decreased from lower expected losses and from an improvement to a qualitative factor.  The Bank improved the portfolio nature and volume qualitative factor, which was initially used to recognize the inherent risk of loans acquired in the third quarter of 2021 through business combinations. The Bank determined this qualitative adjustment was no longer considered necessary as of September 30, 2023.

The following table provides the changes in the allowance for credit losses on loans for the three-month periods ended (dollars in thousands):

	September 30, 2023	June 30, 2023	September 30, 2022
Allowance for credit losses on loans, beginning of period	$8,858	$8,717	$6,202
Net (charge-offs) recoveries	(83)	96	(110)
Provision for credit losses on loans	121	45	200
Allowance for credit losses on loans, end of period	$8,896	$8,858	$6,292

The allowance for credit losses on loans as a percentage of total loans totaled 0.93% on September 30, 2023, compared to 0.95% at June 30, 2023, and 0.69% at September 30, 2022. Additionally, the net discount on loans acquired through business combinations totaled $2.0 million at September 30, 2023, $2.1 million at June 30, 2023, and $2.7 million at September 30, 2022. The net discount on purchased loans was not included in the allowance for credit losses on loans.

Allowance for Credit Losses on Unfunded Commitments

The allowance for credit losses on unfunded commitments totaled $189 thousand at September 30, 2023, compared to $197 thousand at June 30, 2023. The recovery of credit losses on unfunded commitments totaled $8 thousand for the third quarter of 2023 and was included in the $100 thousand provision for credit losses reported on the Company’s consolidated income statement.

Allowance for Credit Losses on Securities

The allowance for credit losses on securities totaled $131 thousand at September 30, 2023, compared to $144 thousand on June 30, 2023. Recovery of credit losses on securities totaled $13 thousand for the third quarter of 2023 and was included in the $100 thousand provision for credit losses reported on the Company’s consolidated income statement.

LIQUIDITY

Liquidity sources available to the Bank, including interest-bearing deposits in banks, unpledged securities available for sale, at fair value, unpledged securities held-to-maturity, at par, eligible to be pledged to the Federal Reserve Bank through its Bank Term Funding Program, and available lines of credit totaled $532.1 million at September 30, 2023, and $561.7 million at June 30, 2023.

The Bank maintains liquidity to fund loan growth and to meet potential demand from deposit customers, including potential volatile deposits. The estimated amount of uninsured customer deposits totaled $346.9 million at September 30, 2023, and $343.0 million at June 30, 2023. Excluding municipal deposits, the estimated amount of uninsured customer deposits totaled $268.4 million at September 30, 2023, and $257.7 million at June 30, 2023.

BALANCE SHEET

At September 30, 2023, assets totaled $1.4 billion, which was an $8.0 million decrease from the linked quarter ended June 30, 2023. The asset composition changed slightly as interest bearing deposits in banks and securities decreased $21.4 million and $10.3 million, respectively, while loans, net of the allowance for credit losses, increased $22.3 million.

Total assets decreased $17.4 million, or 1%, compared to total assets at September 30, 2022. Interest bearing deposits in banks and total securities decreased by $20.0 million and $33.2 million, respectively, and were partially offset by a $43.4 million increase in loans, net of the allowance for credit losses.

Loans, net of the allowance for credit losses, totaled $943.6 million at September 30, 2023, which was a $22.3 million, or 10% annualized, increase from June 30, 2023, and a $43.4 million, or 5%, increase over September 30, 2022. The growth in loans over the periods did not have a significant impact on the composition of the loan portfolio. The loan portfolio was primarily comprised of loans secured by one-to-four family residential real estate, loans secured by commercial real estate, and commercial and industrial loans, which totaled 36%, 45%, and 12% of the loan portfolio, respectively, at September 30, 2023.

Deposits totaled $1.2 billion at September 30, 2023, and decreased $7.2 million from the linked quarter ended June 30, 2023. The deposit composition changed as noninterest-bearing demand deposits increased $7.6 million, and time deposits increased $8.2 million, while savings and interest-bearing demand deposits decreased $23.0 million during the period.

Deposits decreased $30.9 million when compared to deposits one year ago as of September 30, 2022. The deposit composition changed over the prior year as noninterest-bearing demand deposits decreased from 34% to 33% of total deposits, savings and interest-bearing deposits decreased from 55% to 52% of total deposits, and time deposits increased from 11% to 15% of total deposits over the period.

Shareholders’ equity totaled $112.0 million at September 30, 2023, which was a decrease of $881 thousand from June 30, 2023. The decrease in total shareholders’ equity was primarily attributable to a $2.2 million increase in retained earnings, which was offset by a $3.3 million increase in accumulated other comprehensive loss, net. The Company declared and paid cash dividends of $0.15 per common share during the third quarter of 2023, which was unchanged from the first and second quarters of 2023. The Company’s common equity to total assets ratio and its tangible common equity to tangible assets ratio decreased slightly at September 30, 2023, compared to June 30, 2023, and increased compared to the capital ratios at September 30, 2022. The Bank is considered well-capitalized.

The following table provides capital ratios at the periods ended:

	September 30, 2023	June 30, 2023	September 30, 2022
Total capital ratio (2)	14.80%	14.85%	14.18%
Tier 1 capital ratio (2)	13.86%	13.93%	13.52%
Common equity Tier 1 capital ratio (2)	13.86%	13.93%	13.52%
Leverage ratio (2)	9.97%	9.72%	9.27%
Common equity to total assets (5)	8.20%	8.21%	7.19%
Tangible common equity to tangible assets (5) (6)	7.98%	8.00%	6.95%

STOCK REPURCHASE PLAN

The Board of Directors authorized a stock repurchase plan to purchase up to $5.0 million of its common stock during the fourth quarter of 2022. During the third quarter of 2023, the Company repurchased 3,674 shares of its common stock for a total of $62 thousand at a weighted average price of $16.78 per share. For the nine months ended September 30, 2023, the Company repurchased 37,532 shares of its common stock for a total of $568 thousand at a weighted average price of $15.14 per share. There were no stock repurchases during the prior year ending December 31, 2022.

NON-GAAP FINANCIAL MEASURES

In addition to financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures that provide useful information for financial and operational decision making, evaluating trends, and comparing financial results to other financial institutions. The non-GAAP financial measures presented in this document include fully taxable equivalent interest income, the net interest margin, the efficiency ratio, and tangible common equity to tangible assets.

The Company believes certain non-GAAP financial measures enhance the understanding of its business and performance. Non-GAAP financial measures are supplemental and not a substitute for, or more important than, financial measures prepared in accordance with GAAP and may not be comparable to those reported by other financial institutions. A reconciliation of tax-exempt net interest income is included at the end of this release.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, a loan production office, a customer service center in a retirement community, and 20 bank branch office locations located throughout the Shenandoah Valley, the central regions of Virginia, the Roanoke Valley, and in the city of Richmond. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which owns an interest in an entity that provides title insurance services.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including the rapidly changing uncertainties related to the COVID-19 pandemic and its potential adverse effect on the economy, our employees and customers, and our financial performance. For details on other factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and other filings with the Securities and Exchange Commission.

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2023	2023	2023	2022	2022
Income Statement
Interest income
Interest and fees on loans	$12,640	$11,886	$11,512	$11,502	$10,759
Interest on deposits in banks	338	759	344	522	380
Interest on securities
Taxable interest	1,323	1,306	1,339	1,381	1,323
Tax-exempt interest	304	307	306	308	307
Dividends	26	28	27	27	23
Total interest income	$14,631	$14,286	$13,528	$13,740	$12,792
Interest expense
Interest on deposits	$3,810	$3,402	$2,216	$1,593	$927
Interest on subordinated debt	69	69	69	69	70
Interest on junior subordinated debt	69	67	67	68	68
Interest on other borrowings	—	3	—	—	—
Total interest expense	$3,948	$3,541	$2,352	$1,730	$1,065
Net interest income	$10,683	$10,745	$11,176	$12,010	$11,727
Provision for credit losses	100	100	—	1,250	200
Net interest income after provision for credit losses	$10,583	$10,645	$11,176	$10,760	$11,527
Noninterest income
Service charges on deposit accounts	$733	$683	$646	$662	$708
ATM and check card fees	976	848	800	838	915
Wealth management fees	811	749	776	706	739
Fees for other customer services	122	220	196	238	180
Brokered mortgage fees	38	35	—	21	72
Income from bank owned life insurance	175	135	149	155	166
Net losses on securities available for sale	—	—	—	(2,004)	—
Gain on sale of other investment	—	—	—	2,885	—
Other operating income	198	214	211	631	247
Total noninterest income	$3,053	$2,884	$2,778	$4,132	$3,027
Noninterest expense
Salaries and employee benefits	$5,505	$5,189	$5,346	$5,325	$5,174
Occupancy	534	524	528	562	539
Equipment	598	571	587	575	546
Marketing	204	248	268	228	211
Supplies	128	147	148	144	117
Legal and professional fees	439	422	343	339	361
ATM and check card expense	440	425	400	388	332
FDIC assessment	161	212	106	70	109
Bank franchise tax	262	262	254	238	238
Data processing expense	266	252	202	289	243
Amortization expense	5	4	5	4	5
Other real estate owned (income) expense, net	15	(219)	3	(189)	14
Other operating expense	1,227	1,121	1,010	1,007	1,194
Total noninterest expense	$9,784	$9,158	$9,200	$8,980	$9,083
Income before income taxes	$3,852	$4,371	$4,754	$5,912	$5,471
Income tax expense	731	866	905	1,132	1,017
Net income	$3,121	$3,505	$3,849	$4,780	$4,454

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2023	2023	2023	2022	2022
Common Share and Per Common Share Data
Earnings per common share, basic	$0.50	$0.56	$0.61	$0.76	$0.71
Weighted average shares, basic	6,256,663	6,269,668	6,273,913	6,262,821	6,257,040
Earnings per common share, diluted	$0.50	$0.56	$0.61	$0.76	$0.71
Weighted average shares, diluted	6,271,351	6,277,161	6,281,116	6,272,409	6,264,107
Shares outstanding at period end	6,260,934	6,250,613	6,281,935	6,264,912	6,262,381
Tangible book value at period end (4)	$17.38	$17.55	$17.30	$16.79	$15.31
Cash dividends	$0.15	$0.15	$0.15	$0.14	$0.14

Key Performance Ratios
Return on average assets	0.91%	1.02%	1.15%	1.37%	1.27%
Return on average equity	10.96%	12.56%	14.20%	18.38%	17.27%
Net interest margin	3.35%	3.36%	3.60%	3.70%	3.58%
Efficiency ratio (1)	70.67%	68.37%	65.50%	59.56%	61.10%

Average Balances
Average assets	$1,355,113	$1,372,781	$1,351,630	$1,386,841	$1,393,308
Average earning assets	1,275,112	1,290,828	1,267,830	1,297,223	1,309,794
Average shareholders’ equity	112,987	111,917	109,924	103,132	102,341

Asset Quality
Loan charge-offs	$143	$110	$975	$135	$181
Loan recoveries	60	206	60	40	70
Net charge-offs (recoveries)	83	(96)	915	95	111
Non-accrual loans	3,116	677	1,591	2,673	566
Other real estate owned, net	—	45	185	185	1,578
Nonperforming assets (3)	3,116	722	1,776	2,858	2,144
Loans 30 to 89 days past due, accruing	1,395	970	1,816	1,532	2,117
Loans over 90 days past due, accruing	370	226	47	—	306
Special mention loans	—	2,754	—	1,959	3,183
Substandard loans, accruing	1,683	418	296	301	304

Capital Ratios (2)
Total capital	$146,163	$144,278	$141,501	$139,549	$134,882
Tier 1 capital	136,947	135,079	132,784	132,103	128,590
Common equity tier 1 capital	136,947	135,079	132,784	132,103	128,590
Total capital to risk-weighted assets	14.80%	14.88%	14.85%	14.60%	14.18%
Tier 1 capital to risk-weighted assets	13.86%	13.93%	13.94%	13.82%	13.52%
Common equity tier 1 capital to risk-weighted assets	13.86%	13.93%	13.94%	13.82%	13.52%
Leverage ratio	9.97%	9.72%	9.70%	9.57%	9.27%

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2023	2023	2023	2022	2022
Balance Sheet
Cash and due from banks	$17,168	$17,697	$17,950	$20,784	$22,809
Interest-bearing deposits in banks	32,931	54,379	59,851	46,130	52,976
Securities available for sale, at fair value	148,175	156,745	162,355	162,907	176,403
Securities held to maturity, at amortized cost (net of allowance for credit losses)	149,948	151,677	151,301	153,158	154,894
Restricted securities, at cost	2,077	1,803	1,803	1,908	1,908
Loans, net of allowance for credit losses	943,603	921,336	909,250	913,076	900,222
Other real estate owned, net	—	45	185	185	1,578
Premises and equipment, net	21,363	21,556	21,637	21,876	21,693
Accrued interest receivable	4,502	4,248	4,389	4,543	4,247
Bank owned life insurance	24,734	24,559	24,424	24,531	24,375
Goodwill	3,030	3,030	3,030	3,030	3,030
Core deposit intangibles, net	122	127	131	136	140
Other assets	18,567	17,022	16,026	17,119	19,320
Total assets	$1,366,220	$1,374,224	$1,372,332	$1,369,383	$1,383,595

Noninterest-bearing demand deposits	$403,774	$396,137	$410,019	$427,344	$438,306
Savings and interest-bearing demand deposits	646,980	670,005	676,875	677,139	693,970
Time deposits	184,419	176,226	154,631	136,849	133,770
Total deposits	$1,235,173	$1,242,368	$1,241,525	$1,241,332	$1,266,046
Subordinated debt, net	4,997	4,996	4,996	4,995	4,995
Junior subordinated debt	9,279	9,279	9,279	9,279	9,279
Accrued interest payable and other liabilities	4,792	4,721	4,675	5,417	4,198
Total liabilities	$1,254,241	$1,261,364	$1,260,475	$1,261,023	$1,284,518

Preferred stock	$—	$—	$—	$—	$—
Common stock	7,826	7,813	7,842	7,831	7,828
Surplus	32,840	32,601	32,992	32,716	32,620
Retained earnings	95,988	93,805	91,239	90,284	86,382
Accumulated other comprehensive (loss), net	(24,675)	(21,359)	(20,216)	(22,471)	(27,753)
Total shareholders’ equity	$111,979	$112,860	$111,857	$108,360	$99,077
Total liabilities and shareholders’ equity	$1,366,220	$1,374,224	$1,372,332	$1,369,383	$1,383,595

Loan Data
Mortgage real estate loans:
Construction and land development	$50,405	$49,282	$48,610	$51,840	$51,352
Secured by farmland	7,113	3,563	3,150	3,343	3,432
Secured by 1-4 family residential	340,773	337,601	334,302	331,421	317,414
Other real estate loans	426,065	418,409	412,851	415,112	414,072
Loans to farmers (except those secured by real estate)	667	714	739	900	745
Commercial and industrial loans (except those secured by real estate)	116,463	112,088	110,198	110,325	111,400
Consumer installment loans	4,596	4,505	4,206	4,128	4,192
Deposit overdrafts	368	251	179	197	163
All other loans	6,049	3,781	3,732	3,256	3,744
Total loans	$952,499	$930,194	$917,967	$920,522	$906,514
Allowance for credit losses	(8,896)	(8,858)	(8,717)	(7,446)	(6,292)
Loans, net	$943,603	$921,336	$909,250	$913,076	$900,222

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2023	2023	2023	2022	2022
Reconciliation of Tax-Equivalent Net Interest Income (7)
GAAP measures:
Interest income – loans	$12,640	$11,886	$11,512	$11,502	$10,759
Interest income – investments and other	1,991	2,400	2,016	2,238	2,033
Interest expense – deposits	(3,810)	(3,402)	(2,216)	(1,593)	(927)
Interest expense – subordinated debt	(69)	(69)	(69)	(69)	(70)
Interest expense – junior subordinated debt	(69)	(67)	(67)	(68)	(68)
Interest expense – other borrowings	—	(3)	—	—	—
Total net interest income	$10,683	$10,745	$11,176	$12,010	$11,727
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – municipal securities	$81	$81	$82	$82	$82
Total tax benefit realized on non-taxable interest income	81	81	82	82	82
Total tax-equivalent net interest income	$10,764	$10,826	$11,258	$12,092	$11,809

FIRST NATIONAL CORPORATION

Year-to-Date Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Nine Months Ended
	September 30,	September 30,
	2023	2022
Income Statement
Interest income
Interest and fees on loans	$36,038	$30,218
Interest on deposits in banks	1,441	701
Interest on securities
Taxable interest	3,968	3,750
Tax-exempt interest	917	921
Dividends	81	65
Total interest income	$42,445	$35,655
Interest expense
Interest on deposits	$9,428	$1,680
Interest on subordinated debt	207	208
Interest on junior subordinated debt	203	202
Interest on other borrowings	3	—
Total interest expense	$9,841	$2,090
Net interest income	$32,604	$33,565
Provision for credit losses	200	600
Net interest income after provision for credit losses	$32,404	$32,965
Noninterest income
Service charges on deposit accounts	$2,062	$2,015
ATM and check card fees	2,624	2,462
Wealth management fees	2,336	2,302
Fees for other customer services	538	601
Brokered mortgage fees	73	224
Income from bank owned life insurance	459	441
Other operating income	623	473
Total noninterest income	$8,715	$8,518
Noninterest expense
Salaries and employee benefits	$16,040	$15,384
Occupancy	1,586	1,656
Equipment	1,756	1,725
Marketing	720	585
Supplies	423	384
Legal and professional fees	1,204	1,075
ATM and check card expense	1,265	982
FDIC assessment	479	393
Bank franchise tax	778	692
Data processing expense	720	700
Amortization expense	14	15
Other real estate owned (income) expense, net	(201)	83
Net losses on disposal of premises and equipment	—	—
Other operating expense	3,358	2,971
Total noninterest expense	$28,142	$26,645
Income before income taxes	$12,977	$14,838
Income tax expense	2,502	2,820
Net income	$10,475	$12,018

FIRST NATIONAL CORPORATION

Year-to-Date Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Nine Months Ended
	September 30,	September 30,
	2023	2022
Common Share and Per Common Share Data
Net income, basic	$1.67	$1.92
Weighted average shares, basic	6,266,707	6,248,847
Net income, diluted	$1.67	$1.92
Weighted average shares, diluted	6,276,502	6,254,968
Shares outstanding at period end	6,260,934	6,262,381
Tangible book value at period end (4)	$17.38	$15.31
Cash dividends	$0.45	$0.42

Key Performance Ratios
Return on average assets	1.03%	1.14%
Return on average equity	12.57%	15.12%
Net interest margin	3.44%	3.57%
Efficiency ratio (1)	68.17%	62.66%

Average Balances
Average assets	$1,360,154	$1,415,169
Average earning assets	1,278,136	1,265,509
Average shareholders’ equity	111,460	106,285

Asset Quality
Loan charge-offs	$1,228	$394
Loan recoveries	326	375
Net charge-offs	902	19

Reconciliation of Tax-Equivalent Net Interest Income (7)
GAAP measures:
Interest income – loans	$36,038	$30,218
Interest income – investments and other	6,407	5,437
Interest expense – deposits	(9,428)	(1,680)
Interest expense – subordinated debt	(207)	(208)
Interest expense – junior subordinated debt	(203)	(202)
Interest expense – other borrowings	(3)	—
Total net interest income	$32,604	$33,565
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$—	$8
Tax benefit realized on non-taxable interest income – municipal securities	244	245
Total tax benefit realized on non-taxable interest income	$244	$253
Total tax-equivalent net interest income	$32,848	$33,818

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned income/expense, amortization of intangibles, gains and losses on disposal of premises and equipment, and merger related expenses by the sum of net interest income on a tax-equivalent basis and noninterest income, excluding gains on sales of securities and gains on other investments.  The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes; however, such financial information is meaningful to the reader in understanding operational performance but cautions that such information not be viewed as a substitute for GAAP.

(2) Capital ratios are for First Bank.

(3) Nonperforming assets are comprised of nonaccrual loans and other real estate owned.

(4) Tangible book value is calculated by subtracting goodwill and other intangibles from total shareholders' equity. Tangible book value is a non-GAAP financial measure that management believes provides investors with important information that may be related to the valuation of common stock.

(5) Capital ratios presented are for First National Corporation.

(6)  The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing consolidated total common shareholders’ equity by consolidated total assets, after reducing both amounts by goodwill and other intangible assets. The TCE ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of the Company’s capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.

(7) Tax-equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit is 21%. See the tables above for tax-equivalent net interest income and reconciliations of net interest income to tax-equivalent net interest income.